[Letterhead of Deloitte Touche Tohmatsu/Brightman Almagor & Co.]

                          INDEPENDENT AUDITORS' REPORT
                  TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
                      "MAXIMA" - AIR SEPARATION CENTER LTD.

We have audited the accompanying balance sheets of "Maxima" - Air Separation Center Ltd. ("the Company") as of December 31, 1996 and 1995, and the consolidated balance sheets as of such dates, and the related statements of operations, changes in shareholders' equity and cash flows - of the Company and on a consolidated basis - for each of the three years in the period ended December 31, 1996, expressed in Israeli currency. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We did not audit the financial statements of a jointly controlled subsidiary included under the proportionate consolidation method, whose assets constitute approximately 5.2% and 6.7% of consolidated total assets as of December 31, 1996 and 1995, respectively, and whose revenues constitute approximately 7.1%, 8.3% and 8% of consolidated total revenues for the years ended December 31, 1996, 1995 and 1994, respectively. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the amounts included in respect of the aforementioned subsidiary, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards, including those prescribed under the Auditors' Regulations (Auditor's Mode of Performance) - 1973, which, for purposes of these financial statements, are substantially identical to generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The aforementioned financial statements have been prepared on the basis of historical cost, adjusted to reflect changes in the general purchasing power of the Israeli currency in accordance with pronouncements of the Institute of Certified Public Accountants in Israel. Condensed nominal Israeli currency data, on the basis of which the adjusted financial statements were prepared, is presented in Note 30.

        [Letterhead of Deloitte Touche Tohmatsu/Brightman Almagor & Co.]

In our opinion, based on our audits and the reports of the other auditors, the financial statements present fairly, in all material respects, the financial position - of the Company and on a consolidated basis - as of December 31, 1996 and 1995, and the results of operations, changes in shareholders' equity and cash flows - of the Company and on a consolidated basis - for each of the three years in the period ended December 31, 1996, in accordance with generally accepted accounting principles in Israel. Furthermore, in our opinion, the financial statements are prepared in accordance with the Israeli Securities Regulations (Preparation of Annual Financial Statements) - 1993.

The financial information presented in accordance with generally accepted accounting principles in the United States is based on nominal historical data in Israeli currency and is included in Note 31 to the financial statements.


/s/ Igal Brightman & Co.

Igal Brightman & Co.
Certified Public Accountants

Tel Aviv, February 26, 1997.